EXHIBIT A

                                  PRESS RELEASE

August 16, 1996



        KING OF PRUSSIA, PA -- InterDigital Communications Corporation ("InterDigital") (ASE: IDC) (August 16, 1996) today announced that it has entered into an Agreement and Plan of Merger (the "Plan of Merger") with InterDigital Patents Corporation ("IPC"), an approximately 94%-owned subsidiary of InterDigital and IP Acquisition Corporation, a wholly-owned subsidiary of InterDigital ("MergerCo"), providing for the merger of MergerCo with and into IPC (the "Merger") and the issuance of InterDigital common stock to the shareholders of IPC in exchange for their IPC common stock. Upon completion of the Merger, IPC will be a wholly-owned subsidiary of Interdigital.

        At the effective time of the Merger each outstanding share of IPC common stock, par value $.001 per share, other than shares of IPC common stock held by InterDigital, and other than shares of IPC common stock held by stockholders who perfect their appraisal rights under Delaware law, will be converted into that number of shares of Common Stock of InterDigital equal to (i) $7.33 divided by
(ii) the average closing price per share of InterDigital common stock as reported by the American Stock Exchange for the 30 calendar days ending on the last trading day prior to the date the Registration Statement on Form S-4 relating to the Merger is declared effective by the Securities and Exchange Commission (the "Merger Consideration").

        The consummation of the Merger is conditioned on the approval of InterDigital as the majority stockholder of IPC and the sole stockholder of MergerCo and the satisfaction of certain conditions. A Registration Statement on Form S-4 to register the shares of InterDigital's common stock that will be issued as Merger Consideration has not yet been filed with the Securities and Exchange Commission. Offers of securities may only be made by means of a prospectus to be included in the registration statement. No securities may be sold, nor may offers to buy be accepted, prior to the time at which such a registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.




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